Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2020, with respect to the consolidated and combined financial statements of Atlas Intermediate Holdings LLC and ATC Group Partners LLC as of and for the years ended December 31, 2019 and 2018 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

August 11, 2020